Exhibit P(1)

Amended and Restated

Inside Information Statement

and

Code of Ethics Relating to Personal Securities Transactions

Effective as of July 21, 2003

PART ONE - INTRODUCTION

This Inside Information Statement and Code of Ethics Relating to Personal Securities Transactions (the “Code”) establishes policies and procedures that are reasonably necessary to detect and prevent insider trading and activities that are, or might be, an abuse of fiduciary duties or create conflicts of interest. Any person having questions as to the meaning or applicability of these policies and procedures should contact the designated Compliance Director.

This Code of Ethics applies to:

1.	all employees, officers, directors, general partners and trustees (“Associates”) of (a) David L. Babson & Company Inc., Babson Securities Corporation and any additional subsidiaries which may be subsequently organized and that adopt this Code (collectively, “DLB”); and (b) The DLB Fund Group; and

2.	all employees, officers, directors, and general partners of any DLB affiliate (together with Associates, “DLB Associates”) to the extent that such individuals participate in the selection of, regularly obtain or have ready access to information regarding, the Securities being purchased, sold or considered for purchase or sale by DLB or by DLB investment clients, including, without limitation, The DLB Fund Group (“Advisory Clients”). This Code of Ethics shall not apply to the extent that any such affiliate has adopted policies that are substantially similar to this Code of Ethics, as determined by the Compliance Director[1].

DLB expects all of those associated with it to conduct business in accordance with the highest ethical standards and in full accordance with the letter and spirit of all applicable laws and regulations.

Capitalized terms used in this Code that are not otherwise defined have the meanings contained in PART FIVE, Article V: Definitions.

[1]	As of this printing, no subsidiaries have been determined to be exempt from maintaining this or a substantially similar Code.

PART TWO - INSIDE INFORMATION STATEMENT

Article I: General Policies on the Use of Inside Information

From time-to-time DLB Associates may, either on or off the job, come into possession of Inside Information. It is important for all DLB Associates to understand that anytime they come into possession of Inside Information, that same information may become attributable to DLB as a whole. The mere possession of Inside Information is not illegal, unethical or against DLB policy; however, misuse of it is against the law and this Code. The following procedures and guidelines apply to all DLB Associates.

A. No trading

Except as (1) permitted below, or (2) with prior written approval from the Compliance Director, no DLB Associate, may directly or indirectly trade Securities either for his or her personal account or for DLB and/or Advisory Client accounts while:

•	they are in possession of Inside Information regarding the issuer of such Securities; or

•	the issuer of such Securities appears on the Restricted List.

Notwithstanding the above, a DLB Associate, on behalf of DLB and/or its Advisory Clients, may purchase private placement Securities of an issuer even if the issuer has provided DLB and/or its Advisory Clients with Inside Information as part of DLB and/or its Advisory Client’s consideration as to whether it will invest in such Securities.

B. No communication of Inside Information

No DLB Associate may communicate Inside Information or the content of the Restricted List to others who do not have a clear need to know. Any DLB Associate having Inside Information as the result of a fiduciary relationship they might have by reason of a position as an officer or director of another corporation or entity, should not disclose such information to anyone, including the Compliance Director.

Article II: Guidelines for Identifying Inside Information

The following guidelines have been established to assist DLB Associates in avoiding illegal Insider Trading and to aid DLB in preventing, detecting and imposing sanctions against Insider Trading.

A. Identifying Inside Information

Before trading for yourself or for others (including DLB and its Advisory Clients) in the Securities of a company about which you may have Inside Information, you should ask yourself the following questions:

1.	Is the information Material Information? “Material Information” in this context means information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company’s Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger, acquisition or divestiture proposals or agreements, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, fraud, accounting errors and irregularities, and capital restructuring (including issue of rights, warrants or convertible Securities).

Material Information about a company does not have to originate from such company. For example, information about the contents of a forthcoming newspaper column or “leaks” from an insider of the issuer that may be expected to affect the market price of a Security can be considered material information.

2.	Is the information Non-Public Information? Non-Public Information in this context means information that has not been effectively communicated to the market place. In order for information to be considered “public”, one must be able to point to some fact to show that the information is generally available to the public and the Securities markets have had a reasonable time to respond. For example, the following information would be considered public information: (a) information found in a public filing with the SEC or a stock exchange; (b) information disseminated by the issuer or Securities analysts to the investment community through written reports or public meetings; or (c) information appearing in Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation.

Information has not been effectively communicated to the public if there has been: (a) selective disclosure to DLB or other institutional investors or to select groups of analysts or brokers; (b) partial disclosure as long as a material component of the Inside Information remains undisclosed; or (c) insufficient time for the relevant Securities market(s) to trade on the information.

B. Action to take

No simple tests exist to determine if information is Material Information or Non-Public Information. If after consideration of the above, you believe that there is any possibility that the information is Material Information and Non-Public Information or if you have any questions whatsoever as to whether the information is Inside Information:

1.	Report the matter immediately to the Compliance Director;

2.	Do not purchase or sell the Securities on behalf of yourself or others, including Advisory Clients;

3.	Do not communicate the information inside or outside DLB, other than to the Compliance Director or legal counsel;

4.	After the Compliance Director has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information; and

5.	Keep such information secure. For example, files containing Inside Information should be locked in filing cabinets or desks and access to computer files containing Inside Information should be restricted.

C. Responsibility to update Restricted List

Each analyst, trader or portfolio manager is individually responsible for ensuring that all issuers, (1) about or whom they have Inside Information or (2) that are Being Considered For Purchase or Sale, are reflected on the Restricted List. A publicly traded equity Security is deemed to be under Consideration for Purchase or Sale when a recommendation has been conveyed by an analyst to a portfolio manager and should be placed on the Restricted List at that time. The restriction will remain in place for the lesser of 48 hours or until a trade in the Security is executed or canceled.

Article III: “Firewall” Procedures

Certain members of the DLB Organization have established “Firewalls” between their respective organizations. The Firewalls exist so that, to the extent practicable, Inside Information that DLB Associates have will not be passed or imputed from one member of the DLB Organization to another member without clear need to know. The Firewalls also exist to ensure, to the extent practicable, that the voting and investment powers over Securities held by a member of the DLB Organization are exercised independently from the other members. Each member of the DLB Organization may adopt additional or amend existing Firewalls. The primary guidelines for such policies and procedures are as follows:

A. Confidentiality

DLB Associates shall make every effort to maintain the confidentiality of information entrusted to them.

B. Meetings

DLB Associates should avoid placing themselves in a position where they might receive Inside Information from another DLB Associate or officer, unless they have a legitimate need to know. When meetings occur with associates representing different members of the DLB Organization to discuss investment related matters or to make presentations to the same client or prospective client, the respective individuals shall determine if Inside Information is likely to be disclosed at the meeting. Where appropriate they should take steps, in consultation with the Compliance Director, to ensure that Inside Information does not “pass over” a Firewall. This may require alteration of the presentation or separate meetings or presentations. Additionally, someone familiar with compliance and the federal securities laws, such as the Compliance Director or an attorney familiar with the laws governing the use of Inside Information, could attend these meetings to ensure that there are no inadvertent violations of the securities laws.

C. Dual function employees, officers, and directors

The roles of individuals who perform dual functions for members of the DLB Organization should be limited to the extent reasonably practicable to reduce the likelihood of potential violations of Firewalls. Generally, DLB Associates who serve as officers or directors of more than one member of the DLB Organization should not be involved in the other member’s investment or proxy voting decision making process or otherwise be made aware of currently existing, specific securities positions held by such other member that are not publicly available.

D. Duty to disclose breaches of Firewall(s)

Any DLB Associate should inform the Compliance Director whenever they become aware of a breach in said Firewalls(s) including any instance whereby a DLB Associate becomes involved in the exercise of another member’s investment or voting decision making process (or otherwise was made aware of specific securities positions held by such other member that are not publicly available).

Article IV: Confidentiality of Advisory Clients’ Transactions

Until disclosed in a public report to shareholders or public filing to the SEC, all information concerning Securities Being Considered for Purchase or Sale by or on behalf of DLB and/or any of its Advisory Clients shall be kept confidential and disclosed by DLB Associates only on a need to know basis in accordance with practices and policies developed and periodically reviewed for their continuing appropriateness by the Compliance Director.

Article V: Supervisory Procedures and Personal Liability

All supervisory personnel are responsible for the reasonable supervision of their staff to prevent and detect violations of this Code. Failure to supervise adequately can result in the supervisor being held personally liable for violations of the securities laws and this Code. Supervisors shall ensure that employees and/or consultants joining their departments are reported to the Compliance Department.

PART THREE - CODE OF ETHICS RELATING TO

PERSONAL SECURITIES TRANSACTIONS

Article I: General Policies

A. Personal investment activities

In addition to the previously discussed duty to avoid illegal Insider Trading, the principles that govern personal investment activities for DLB Associates, except for Disinterested Trustees, include:

1.	The duty at all times to place the interests of DLB and/or its Advisory Clients first;

2.	The requirement that all personal securities transactions be consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3.	The fundamental standard that individuals should not take inappropriate advantage of their positions.

The fiduciary principles that govern personal investment activities for Disinterested Trustees include:

1.	The duty at all times to place the interests of The DLB Fund Group first;

2.	The requirement that all personal securities transactions be consistent with this Code of Ethics so as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3.	The fundamental standard that individuals should not take inappropriate advantage of their positions.

B. General prohibitions

In connection with the purchase, sale or disposition of a Security Held Or To Be Acquired By DLB and/or its Advisory Clients no person, and, in connection with the purchase, sale or disposition of a Security Held Or To Be Acquired By The DLB Fund Group, no Disinterested Trustee, may directly or indirectly:

1.	Use information concerning the investment intentions of or influence the investment decision making process of DLB and/or its Advisory Clients for personal gain or in a manner detrimental to the interests of DLB and/or its Advisory Clients;

2.	Employ any device, scheme or artifice to defraud DLB and/or its Advisory Clients;

3.	Make an untrue statement of a material fact;

4.	Omit to state a material fact necessary in order to make any statement made to DLB and/or its Advisory Clients, in light of the circumstances under which they are made, not misleading;

5.	Engage in any act, practice, or course of business that operates or would operate as fraud, deceit or breach of trust upon, or by, DLB and/or its Advisory Clients; or

6.	Engage in any manipulative practice with respect to DLB and/or its Advisory Clients.

Article II: Specific Policies for

Access Persons, Investment Persons and Portfolio Managers

While this Code applies to all DLB Associates, there are specific policies that govern the personal investment activities of Access Persons, Investment Persons and Portfolio Managers.

A. Access Persons

Access Persons are the directors, trustees and officers of DLB and The DLB Fund Group and any other DLB Associate who in connection with his or her regular functions or duties, makes, participates in the selection of, or has ready access to information regarding the Securities Being Considered for Purchase or Sale by DLB or any Advisory Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales. Access Persons include Investment Persons and Portfolio Managers. Access Persons are subject to the following restrictions:

1.	Purchase, sale or other disposition of Securities

No Access Person shall purchase, sell or otherwise dispose of any Security if that same Security is being purchased or sold or being considered for purchase or sale by or on behalf of DLB and/or its Advisory Clients, provided however, that this prohibition does not apply if the disposition involves Securities that are donated to a tax-exempt organization or if given to a member of the Access Person’s Immediate Family.

2.	Serving on boards of trustees or directors

No Access Person may serve on the Board of Directors or Trustees of a business entity without prior written approval from the President of the DLB Organization of which the Access Person is an employee or officer or in the case of a request by the President of DLB, its Board of Directors. All Access Persons that wish to serve on a Board of Directors or Trustees shall submit a written request to the Compliance Director.

Prior approval is not required for an Access Person who is a Disinterested Trustee of the DLB Fund Group, although the existence of any new affiliation should be immediately disclosed to the Compliance Director.

3.	Duty to disclose possible conflicts of interest

(a)	To the extent that any Access Person has a Beneficial Interest in or Control of Securities of an issuer which is Being Considered for Purchase or Sale by DLB, he or she shall disclose that actual or potential conflict of interest in writing to his or her manager with a copy to the Compliance Director;

(b)	Such disclosure must be made prior to the execution of the Securities transactions;

(c)	Transactions where Access Persons are known to have investments or interests deemed to be material by a Portfolio Manager or the Compliance Director must be brought to the President of DLB or his or her designee on a Required Approval basis; and

(d)	No Access Person having a Beneficial Interest or Control of Securities of an issuer shall unilaterally approve such a transaction involving the Securities of such issuer.

4.	Investment Clubs

Participation by Access Persons in Investment Clubs is prohibited. Access Persons who were participating in Investment Clubs prior to January 1, 2000 are exempted from this restriction (grandfathered). However, those qualifying under the “grandfather” provision are prohibited from joining additional investment clubs. If a “grandfathered” Access Person makes a recommendation to an investment club, such Security must be precleared by the Compliance Director prior to trade execution. Additionally, Access Persons relying on the “grandfather” provision must disclose their participation and related holdings annually.

5.	Short sales involving DLB advised or sub-advised entities

No Access Person shall sell short a Security issued by an entity for which DLB is an investment adviser or sub-adviser. (For example, MassMutual Corporate Investors and MassMutual Participation Investors.)

6.	Business courtesies, gifts

No DLB Associate may receive any gift or other thing of more than $100 in value from any person or entity that does business with or on behalf of DLB or an Advisory Client. The exchange of business courtesies, such as reasonable entertainment and gifts of nominal value, is generally permissible. The common practices of the business world are acceptable but care should be taken to stay within the scope of reasonable value, standard business practices, and professional association or regulatory guidelines. This will help ensure that no special indebtedness or conflict of interest arises.

Occasionally, a DLB Associate may be offered entertainment, such as tickets for cultural or sporting events. A DLB Associate may accept such offers but only if the offer meets the criteria above and is associated with the business transactions between DLB and the other party. Accepting entertainment that is primarily intended to gain favor or influence is to be strictly avoided.

While a DLB Associate may give gifts of nominal value ($100), such as promotional items, Access Persons may not directly or indirectly give or accept bribes, kickbacks, special privileges, personal favors or unusual or expensive hospitality. A DLB Associate dealing with any U.S. Government or state agency must notify DLB’s legal counsel prior to the exchange of any business courtesies.

Whether a DLB Associate is engaged in purchasing, selling or providing service on the behalf of DLB or not, monetary gratuities should not be accepted.

When the business courtesy involves a gift of travel expenses or accommodations, it must be authorized in advance by a designated member of the DLB Board of Directors and proper trip documentation must be completed.

B. Investment Persons

Investment Persons are any Access Persons who provide information and/or advice to Portfolio Managers or who help execute a Portfolio Manager’s decisions. Investment Persons include Portfolio Managers. In addition to the provisions of PART THREE, Article II(A) Access Persons, Investment Persons are subject to the following restrictions:

1.	Ban on short term profits

No Investment Person may profit from the purchase and sale, or sale and purchase, within any 60-day period, of any Security, except for those Securities types listed in Part THREE, Article III (A)(2)(a) and (f). Any profits realized on such trades will be disgorged pursuant to instructions from the Compliance Director.

2.	Private placements

No Investment Person may acquire any Security in a private placement without the express prior written approval of the Compliance Director.

3.	Initial public offerings

No Investment Person or Portfolio Manager may purchase any Security in an Initial Public Offering except purchases of shares of a savings association, insurance company, or similar institution, under an existing right as a policyholder or depositor, that have been approved and precleared in advance by the Compliance Director.

C. Portfolio Managers

Portfolio Managers are Investment Persons who have direct responsibility and authority to make investment decisions affecting a particular DLB investment portfolio or an Advisory Client account. In addition to the provisions of PART THREE, Article II(A) & (B), Portfolio Managers are subject to the following restrictions:

1.	Seven-day “blackout” period

No Portfolio Manager may purchase, sell or dispose of any Security within seven (7) calendar days before or after the purchase or sale of that Security by DLB or an Advisory Client for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director. Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III (A)(2)(a)-(e) and (g), (Please note item (f) PART THREE, Article III (A)(2) is not exempt from this provision.)

2.	Contra Trading Rule

No Portfolio Manager shall, without preclearance, sell out of his or her personal account or the account of any member of his or her Immediate Family any Security or related Security held by DLB and/or on behalf of its Advisory Client, for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director

Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III (A)(2)(a)-(e), (Please note items (f) and (g) from PART THREE, Article III(A)(2) are not exempt from these provisions.)

D. Disinterested Trustees

1.	Purchase, sale or other disposition of Securities

No Disinterested Trustee shall purchase, sell or otherwise dispose of any Security if the Disinterested Trustee has actual knowledge that such Security is “Being Considered for Purchase or Sale” by or on behalf of The DLB Fund Group.

Article III: Preclearance, Duplicate Confirmations

and Reporting Procedures applicable to DLB Associates and Disinterested Trustees

There are preclearance and a number of reporting requirements that apply to Access Persons, Investment Persons, Portfolio Managers and Disinterested Trustees. The Compliance Director will make every effort to inform any individual that he or she qualifies as an Access Person, Investment Person and/or Portfolio Manager.

A. Access Persons (includes Investment Persons and Portfolio Managers)

1.	Preclearance

No Access Person may purchase, sell or otherwise acquire or dispose of any Security in which he or she has, or as a result of such transaction will establish, a Beneficial Interest or Control without the prior written approval of the Compliance Director. Preclearance is not required if Securities are donated to a tax-exempt organization or given as a gift between members of the Access Person’s Immediate Family. Preclearance is valid only for the day it is obtained.

How to obtain preclearance.

For preclearance, call the Compliance Hot-line [(413) 744-6973 “NYSE”]. The DLB Compliance Department will typically be available for preclearance during NYSE trading hours except on days on which DLB and/or its Advisory Clients has an emergency closing, snow day cancellation, etc. In such cases the Preclearance fax line (413) 744-6972 will be unavailable and a message will be left on the Compliance Hot-line [(413) 744-6973 “NYSE”] voice mail which will instruct the caller as to what number to dial in order to obtain such preclearance, or in extreme cases, that preclearance is not available.

Preclearance communications may be recorded for the protection of DLB and its Associates.

2.	Preclearance exemptions

Certain transactions do not need to be precleared.

(a)	Exempt Securities and Funds

Purchases, sales or dispositions of the following types of Securities: direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered Open-End Investment Companies (closed-end mutual funds are not exempt from pre-clearance), and high quality short-term debt instruments, including repurchase agreements. High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

(b)	No direct or indirect control over account

Purchases, sales or dispositions of securities for an account over which an Access Person has no direct or indirect control, typically known as a “blind trust”.

(c)	Involuntary purchases or sales

Involuntary purchases or sales made by a Access Person or by or on behalf of an Advisory Client, such as spin-offs of shares of an issuer to existing shareholders or a call of a debt Security by the issuer.

(d)	Dividend reinvestment plan (DRIPs)

Purchases which are part of an automatic dividend reinvestment plan.

(e)	Pro rata distributions

Purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer (and the sale of such rights).

(f)	Other Securities

Purchases or sales of the following types of Securities: municipal general obligations, Securities held by a Trust established to fund the employee’s retirement benefit plans such as a 401(k) plan, interests in Securities that are related to broad-based equity indices, and interest rate or commodity futures. Approval from the Compliance Director is required for these exemptions to be granted.

(g)	Large Cap/ De Minimis Exemption

An Access Person or an Investment Person that pre-clears transactions will receive pre-clearance in a publicly traded Security that would otherwise have been denied solely because (i) such Security is under consideration or trading in a client account; or (ii) due to the restrictions contained in Part Three, Article II(c)(1), above, provided that:

•	The issuer of the Security in which the Access Person wishes to transact has a market capitalization exceeding U.S. $3 billion (a “Large Cap Security), AND

•	The aggregate amount of such Access or Investment Person’s transactions in that Large Cap Security does not exceed 1,000 shares or, for fixed income securities, $10,000 par value of bonds within any seven calendar day period.

Such transactions will be subject to all other provisions of the Code.

3.	Duplicate confirmations and periodic statements for all securities accounts

All Access Persons shall arrange for copies of confirmations of all personal Securities transactions and, if requested by the Compliance Director, periodic account statements involving a Securities account in which the Access Person has a Beneficial Interest or Control to be sent promptly by the Access Person’s broker(s) directly to the Compliance Director. Periodic statements, if requested by the Compliance Director, must be submitted on at least on a quarterly basis. Accounts which may only hold Open-End Investment Companies are exempt from this reporting requirement.

4.	Initial Holdings Report

New Access Persons must file a report disclosing the title, number of shares, and principal amount of all Securities in which they have any direct or indirect beneficial ownership when the Access Person became an Access Person and the name of any broker, dealer, or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date when the person became an Access Person, and the date that the report is submitted by the Access Person. This Initial Holding Report is due within ten days after the person became an Access Person.

5.	Quarterly reports

(a)

The SEC requires that all Access Persons, within ten (10) calendar days after the end of each calendar quarter, make a written report (the “Quarterly Report”) certifying to the Compliance Director that the Quarterly Report lists all Security transactions in which the Access Person has a Beneficial Interest or over which the Access Person exercises Control. Copies of broker prepared periodic securities account statements (“Account Statement”) may be attached to the Quarterly Report in lieu of listing each of the transactions detailed in the Account Statement on the Quarterly Report so long as all information required in the Quarterly Report is contained in the Account Statement. The Quarterly Report form will be sent out to Associates at the end of the quarter. Late filers are in technical violation of the law and will be subject to disciplinary action.

(b)	Each Quarterly Report must contain: (i) with respect to each reportable transaction for the quarter, the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved, the nature of the transaction (e.g. purchase or sale), the price at which the transaction was effected; and the name of the broker, dealer, or bank with or through which the transaction was affected; (ii) with respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established; and (iii) the date that the report is submitted by the Access Person.

(c)	All Security transactions are reportable, even those exempt from the pre-clearance requirements except those exempt Securities described in;

•	PART THREE, Article III (A)(2)(a) and (b)

Notwithstanding the above, any transaction involving shares of an Open-End Investment Company that is advised by DLB must be reported in the Quarterly Report.

6.	Annual certification of understanding and compliance

All Access Persons shall within 10 days of employment and at least annually thereafter, certify to the Compliance Director that they have read and understand this Code, recognize that they are subject to it, have complied with its requirements and have disclosed or reported all required personal Securities transactions and holdings.

B. Access Persons - Annual disclosure of personal Securities holdings

All Access Persons shall, at least annually, disclose all Securities, except as indicated in PART THREE, Article III(A)(2)(a) and (b), to the Compliance Director in an Annual Disclosure of Personal Securities Holdings Report, (i) all Securities (title, number of shares and principal amount) in which he or she has a Beneficial Interest or Control, and (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and (iii) the date the report is submitted by the Access Person. Only Securities described in PART THREE, Article III(A)(2)(a) and Securities in accounts described in (b) are exempt from the Annual Disclosure Requirement. The information contained in the report must be current as of a date no more than 30 days before the report is submitted. Any Open-End Investment Company managed by DLB must be disclosed.

C. Disinterested Trustees

Within thirty (30) calendar days after the end of each calendar year, each Disinterested Trustee shall submit a written statement to the Compliance Director, that he or she has complied with the requirements of this Code of Ethics applicable to Disinterested Trustees.

Disinterested Trustees need not file (a) an initial or annual holdings report or (b) a quarterly transaction report except where the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a fund trustee, should have known that during the 15-day period immediately before and after the Disinterested Trustee’s transaction in a Security such Security is or was purchased or sold by a fund in the DLB Fund Group or a fund in the DLB Fund Group or its investment advisor considered purchasing such Security.

D. Certain Private Investment Funds

The requirements set forth in (1) Article II.A.3, relating to conflicts of interest, and (2) Article III.A.1 and Article III.B, relating to preclearnce and reporting by Access Person, shall not apply to any Securities traded or held by a private investment fund (i.e., a fund excepted from the definition of an investment company, or exempt from registration as an investment company, under the Investment Company Act of 1940) managed directly or indirectly by DLB, to the extent that an Access Person may be deemed to have Beneficial Interest or Control of any such Securities solely by reason of such Access Person having invested in such fund or being entitled directly or indirectly to receive part of the performance fee or allocation paid by any such fund.

PART FOUR - COMPLIANCE DIRECTOR

Article I: Compliance Director

The role of the Compliance Director is critical to the implementation and maintenance of this Code.

A. Appointment

Each DLB entity’s President shall designate a Compliance Director who shall have the authority and responsibility to administer this Code as it applies to the operations of that DLB entity and/or its Advisory Clients.

B. Prevention of violations

The Compliance Director shall be, or shall become, familiar with investment compliance practices and policies and shall report any material inadequacy to the President and the Chief Legal Officer of David L. Babson Company Incorporated.

The Compliance Director shall:

1.	Furnish all Access Persons with a copy of this Code and periodically inform them of their duties and obligations thereunder;

2.	Obtain signed certifications from each Access Person stating that: (a) such Access Person has received a copy of the Code; (b) has read it; (c) understands it; and (d) is either in compliance with all of its provisions or has disclosed in writing to the Compliance Director any instance of actual or possible violation of the Code;

3.	Conduct periodic educational programs to explain the terms of this Code and applicable securities laws, regulations and cases;

4.	Answer questions regarding this Code, and keep abreast of changes in applicable laws and regulations;

5.	Interpret this Code consistent with the objectives of applicable laws, regulations and industry practices;

6.	Consistent with this Code and applicable SEC rules, promptly review, and in writing either approve or disapprove, each request of DLB Associates for clearance to trade in specified Securities for or on behalf of DLB, one or more Advisory Clients, or for their personal account;

7.	Conduct audits, inspections and investigations as necessary or appropriate to prevent or detect possible violations of this Code. Report, with his or her recommendations, any apparent and material violations of this Code to the President and the Chief Legal Officer of DLB. Report, where appropriate, to the directors of DLB, or any Committee appointed by them to deal with such information;

8.	Develop and maintain one or more Restricted Lists.

9.	Determine whether particular Securities transactions qualify for the De Minimis S&P 500 Exception from preclearance as set forth in PART THREE, Article III(A)(2)(g) De Minimis S&P 500 Exception.

10.

Grant exceptions or exemptions on a transaction, an individual or a class basis, to any of the provisions of PART III, Article III: Preclearance, Duplicate Confirmations and Reporting Procedures applicable to DLB Associates and Disinterested Trustees, provided that such exceptions or exemptions are consistent with the spirit of the principles on which this Code is premised.

11.	Periodic reviews of all personal Securities transactions effected by Access Persons, the scope and frequency of such review to be determined by the Compliance Director.

12.	Oversee the manner of disposition of any profits required to be disgorged in conformance with company guidelines.

13.	Designate one or more persons to have the authority and responsibility to act on behalf of the Compliance Director when necessary or appropriate;

14.	Maintain confidential information regarding personal Securities transactions and holdings and only disclose such information to persons with a clear need to know, including state and federal regulators when required or deemed necessary or appropriate by the Compliance Director in conformance with the provisions of the Code;

15.	Develop policies and procedures designed to implement, maintain and enforce this Code;

16.	Resolve issues of whether information received by an officer, director or employee of the DLB Organization constitutes Inside Information;

17.	Confirm that there are department supervisors implementing this Code;

18.	Develop, implement, review, and revise specific firewall procedures consistent with SEC rules and this Code; and

19.	Review this Code on a regular basis and recommend to the President and the DLB Board of Directors amendments, as are necessary or appropriate.

C. Detection of violations

To prevent and detect Insider Trading, the Compliance Director shall:

1.	Review the trading activity and Holdings reports filed by each Access Person;

2.	Review duplicate brokerage confirmations required of each Access Person.

3.	Review the trading activity of DLB and its Advisory Clients; and

4.	Coordinate the review of such reports with other appropriate officers, directors or employees of the DLB Organization.

D. Reports and records

1.	Reports

The Compliance Director shall:

(a)	Prepare a quarterly report containing a description of any material violation requiring significant remedial action during the past quarter and any other significant information concerning the application of this Code. The Compliance Director shall submit the report to DLB’s President, Chief Legal Officer and the Board of Trustees of each mutual fund potentially affected.

(b)	Prepare written reports at least annually summarizing any exceptions or exemptions concerning personal investing made during the past year; listing any violations requiring significant remedial action; identifying any recommended changes to the Code or the procedures thereunder. The report should include any violations that are material, any sanctions imposed to such material violations and report any significant conflicts of interest that arose involving the personal investment policies of the organization, even if the conflicts have not resulted in a violation of the Code. The Compliance Director shall submit the Report to DLB’s President, DLB’s Chief Legal Officer, the Board of Directors of DLB and the Board of Trustees of each mutual fund. The report to the Board of Trustees shall certify that DLB and the DLB Fund Group have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

More frequent reports may be appropriate in certain circumstances, such as when there have been significant violations of a code or procedures, or significant conflicts of interest arising under the code or procedures.

2.	Records

The Compliance Director shall maintain or cause to be maintained, the following records:

(a)	A copy of this Code or any other Code of Ethics which has been in effect during the most recent 5-year period;

(b)	A record of any violation of any such Code and of any action taken as a result of such violation in the 5-year period following the end of the fiscal year in which the violation took place;

(c)	A copy of each report made by the Compliance Director for a period of 5 years from the end of the fiscal year of DLB and of the DLB Fund Group, as applicable, in which such report is made or issued;

(d)	A list of all persons currently or within the most recent 5-year period who are or were required to make reports pursuant to this, or a predecessor Code, or who are or were responsible for reviewing these reports; along with a copy of all Initial Holdings Reports, Quarterly Reports, Annual Reports, Preclearance Forms and Duplicate Confirmations filed during that same period;

(e)	An up-to-date list of all Access Persons, Investment Persons and Portfolio Managers with an appropriate description of their title or employment; and

(f)	A record of the approval of, and rationale supporting, the acquisition of Securities in IPO’s and private placements for at least five years after the end of the fiscal year in which the approval is granted.

The aforementioned records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

PART FIVE - GENERAL INFORMATION

Article I: No DLB Liability for Losses

DLB and/or its Advisory Clients shall not be liable for any losses incurred or profits avoided by any DLB Associate resulting from the implementation or enforcement of this Code. DLB Associates should understand that their ability to buy and sell Securities is limited by this Code and that trading activity by DLB and/or its Advisory Clients may affect the timing of when an Access Person can buy or sell a particular Security.

Article II: Reporting Violations

Any DLB Associate who knows or has reason to believe that this Code has been or may be violated shall bring such actual or potential violation to the immediate attention of the Compliance Director.

Article III: Penalties for Violations

Individuals who trade on or inappropriately communicate Inside Information are not only violating this Code but are also involved in unlawful conduct. Penalties for trading on or communicating Inside Information can be severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if they do not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided (“disgorgement”), jail sentences, fines for the person committing the violation of up to three times the profit gained or loss avoided, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Code shall be subject to the imposition of such sanctions by DLB as may be deemed appropriate under the circumstances to achieve the purposes of applicable SEC rules and this Code. Such sanctions could include, without limitation, bans on personal trading, reductions in salary increases, the forfeiture of incentive compensation benefits, disgorgement of trading profits, transfer to another position at DLB, suspension of employment and termination of employment. Sanctions for violation of this Code by a Disinterested Trustee of The DLB Fund Group shall be determined by a majority vote of the fund’s other Disinterested Trustees.

Article IV: Amendments

With respect to DLB, this Code may only be amended by a vote of the Board of Directors of those David L. Babson & Company Inc. and those of its subsidiaries that have adopted this Code. For the DLB Fund Group and any other investment company that has adopted this Code as its code of ethics under Rule 17j-1 of the Investment Company Act of 1940, as amended, any material changes to the Code must be approved by the respective Boards of Trustees of such investment companies within six months of the adoption of the material change in accordance with the requirements of Rule 17j-1.

Article V: Definitions

Access Persons	As defined in Part Three, Article II: Specific Policies for Access Persons, Investment Persons and Portfolio Mangers.

Advisory Client	means any person who has an investment advisory services agreement with DLB.

Associates	As defined in Part One – Introduction.

Being Considered for Purchase or Sale	A Security is deemed as “Being Considered for Purchase or Sale” when a recommendation to purchase or sell such Security has been made and communicated to a portfolio manager, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Beneficial Interest or Control	means any interest by which: (a) an Access Person exercises direct or indirect control over the purchase, sale or other disposition of a Security; or (b) an Access Person or any member of his or her Immediate Family can directly or indirectly derive a monetary/financial interest from the purchase, sale, disposition or ownership of a Security.

Examples of indirect monetary/financial interests include: (a) interests in partnerships and trusts that hold Securities but does not include Securities held by a blind trust or by a Trust established to fund employee retirement benefit plans such as 401(k) plans; (b) a performance-related fee received by the Access Person for providing investment advisory services; and (c) a person’s rights to acquire Securities through the exercise or conversion of any derivative instrument.

Closed-End Investment Company	means a mutual fund with a set number of shares issued and distributed to investors in a public offering, identical to the way corporate Securities reach public hands. A Closed-End Investment Company’s capitalization is basically fixed (unless an additional public offering is made). After the public offering stock is distributed, anyone who wants to buy or sell shares does so in the secondary market (either on an exchange or over the counter). Also, see definition of Open-End Investment Company.

Compliance Director	means the person designated by each DLB entity’s President to be principally responsible for the prevention and detection of violations of this Code and related laws and regulations.

Disinterested Trustee	means a Trustee of The DLB Fund Group who is not an “interested person” of DLB within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

DLB Organization	means David L. Babson and Company Incorporated, the DLB Funds and all persons controlled by, controlling or under common control except to the extent that any such person has adopted policies and procedures to detect and prevent insider trading that are substantially similar to this Code.

Immediate Family	means related by blood or marriage and living in the same household includes: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, “significant other”, sibling, mother-, father-, son-, daughter-, brother or sister-in-law, and any adoptive relationships. The Compliance Director, after reviewing all the pertinent facts and circumstances, may determine that an indirect Beneficial Interest in Securities held by members of the Access Person’s Immediate Family does not exist.

Insider	means, in most cases, employees, officers and directors of a company. In addition, a person may become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of another company’s affairs and as a result is given access to information solely for DLB and/or its Advisory Client’s purposes. A temporary insider could include a company’s attorneys, accountants, bank lending officers and printers. A DLB Associate, such as a securities analyst, may become a temporary insider of another company if the other company expects such person to keep the disclosed non-public information confidential and the relationship at least implies such a duty.

Inside Information	means Material Information that is Non-Public Information.

Insider Trading

means trading in Securities (whether or not one is an “Insider”) while having Inside Information, or to communicating Inside Information to others. While the law concerning insider trading is not static, it is generally understood to prohibit:

1. trading by an Insider, while in possession of Inside Information; or

2. trading by a non-insider, while in possession of Inside Information, where the information either was disclosed to the non-insider in violation of an Insider’s duty to keep it confidential or was misappropriated; or

3. communicating Inside Information to others by either an Insider or a non-insider prohibited from trading by Part II of this Code.

Investment Club	means a group of people who pool their assets in order to make joint decisions (typically a vote) on which Securities to buy, hold or sell.

Investment Person	means any Access Person who provides information and/or advice to Portfolio Managers or who helps execute a Portfolio Manager’s decisions (e.g., traders, analysts).

Material Information

means information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company’s Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger, acquisition or divestiture proposals or agreements, information relating to a tender offer, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, adverse test results of new products, extraordinary borrowing, purchase or sale of substantial assets, and capital restructuring (including issue of rights, warrants or convertible securities).

Material Information does not have to relate to a company’s business. For example, information about the contents of a forthcoming newspaper column that may be expected to affect the market price of a Security can be considered material information.

No simple test exists to determine when information is material. For this reason, you should direct any questions whatever about whether information is material to the Compliance Director.

Non-public Information

means information that has not been effectively communicated to the market place. In order for information to be considered “public”, one must be able to point to some fact to show that the information is generally available to the public and the securities markets have had a reasonable time to respond. For example, the following information would be considered public information: (a) information found in a public filing with the SEC or a stock exchange; (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings; or (c) information appearing in Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation.

Information has not been effectively communicated to the public if there has been: (a) selective disclosure to DLB or other institutional investors or to select groups of analysts or brokers; (b) partial disclosure as long as a material component of the Inside Information remains undisclosed; or (c) insufficient time for a relevant securities market(s) to trade on the information.

Open-End Investment Company	means a mutual fund that issues its shares in open-ended offerings. New shares are continuously created as investors buy them. Investors who want to sell shares sell them back to the company (which redeems them) rather than to another investor. The capitalization of such a mutual fund is open-ended; as more investors buy mutual fund shares, the fund’s capital expands. By the same token when investors liquidate their holdings, the fund’s capital shrinks. Also, see definition of Closed-End Investment Company.

Portfolio Manager	means an Investment Person who has the direct responsibility and authority to make investment decisions affecting a particular DLB and/or Advisory Client’s account or portfolio.

Restricted List

means a list(s) maintained by a DLB entity that includes the names of the Securities of which are being actively traded, Being Considered for Purchase or Sale by DLB and/or its Advisory Clients or, when appropriate, its subadvisers, and the names of any issuer about whom DLB has Inside Information or on whose board of directors DLB Associates serve. An issuer, or Security, as applicable, will be removed from the Restricted List when what had been Inside Information becomes available to the public, when the interlocking directorate no longer exists or when what had been a Security Being Considered for Purchase or Sale is no longer under such consideration. Each analyst and trader is responsible for ensuring that all issuers with whom they have worked are properly reflected in the Restricted List in accordance with provisions of this Code.

The content of the Restricted List is confidential and will be distributed only to those that have a need to know the identity of the issuers in the context of performing their job responsibilities;

Security	means any stock or transferable share; note, bond, debenture or other evidence of indebtedness, investment contract, any warrant or option to acquire or sell a Security, any financial futures contract, put, call, straddle, option, or any interest in any group or index of Securities, or in general, any interest or instrument commonly known as a “Security.”

Security Held Or To Be Acquired	means any Security which, within the most recent 15 days, (i) is or has been held by DLB and/or an Advisory Client or (ii) is being or has been considered by DLB for itself and/or its Advisory Clients. This includes any option on a Security that is convertible into or exchangeable for, any Security that is held or to be acquired. The Compliance Director may amend this definition to the extent necessary to comply with Rule 17j-1 of the Investment Company Act of 1940.

Sub-Adviser	means an investment adviser that has entered into an investment sub-advisory contract with DLB to provide investment advisory services to a portfolio or fund for which DLB is the ultimate investment adviser.